TRANSFER AGENCY AGREEMENT
                         (Lindner Opportunities Fund)

         This TRANSFER AGENCY AGREEMENT (the "Agreement") is made as of July 23, 1999, between LINDNER ASSET MANAGEMENT, INC., a Michigan corporation ("Lindner Management"), having its principal office and place of business at 7711 Carondelet, Suite 700, St. Louis, Missouri 63105, and LINDNER INVESTMENTS, a Massachusetts business trust (the "Trust"), having its office at 7711 Carondelet, Suite 700, St. Louis, Missouri 63105.

         The Trust is registered with the Securities and Exchange Commission (the "Commission") as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"), and intends to offer a series of its shares to be known as "Lindner Opportunities Fund" (the "Fund"). Lindner Management is registered with the Commission as a transfer agent pursuant to Section 17A of the Securities Exchange Act of 1934, as amended.

         The parties hereto pursuant to the terms hereof enter into the following Agreement:

         1. Appointment As Agent. Effective October 11, 999, the Trust hereby appoints Lindner Management to serve as transfer agent and dividend disbursing agent for the Fund and Lindner Management agrees to provide such services as provided herein. As transfer agent, Lindner Management agrees to furnish to each shareholder a statement which shows all activity in the shareholder's account, including purchases, redemptions, and reinvestment of dividends, since the last such statement, such statements to be mailed at such intervals as may be requested by the Trust, and on behalf of the Trust, to forward any inquiries or correspondence from or with shareholders to such persons as the Trust may designate from time to time. In addition, Lindner Management regularly will furnish the Trust with current shareholder lists and information necessary to keep the shares of beneficial interest in the Fund in balance with the Trust's records. Lindner Management shall provide such computer services as may be required to maintain a record of the status of each shareholder account, including dividends accrued to such account on a daily basis, and shall provide terminal facilities for processing of shareholder purchase and redemption requests as well as maintenance of customer data. The mailing of all financial statements, statements, notices and prospectuses to shareholders is to be performed by Lindner Management, subject to reimbursement for out of pocket expenses, as provided in Section 2.

         2. Fees for Services of the Agent. As compensation for all services rendered and to be rendered by Lindner Management pursuant to this Agreement, the Trust shall pay to Lindner Management from the assets of the Fund an annual fee equal to $11.00 for each shareholder account, calculated monthly based upon 1/12 of such annual amount multiplied by the number of shareholder accounts on the date of each monthly mailing of shareholder statements (plus 1/12 of $11.00 for each duplicate statement mailed), or if no such monthly mailing is to be made, as of the last day of each calendar month. The Trust will also reimburse Lindner Management for any direct out-of-pocket expenses for forms and mailing costs used in performing its functions, except that customary out-of-pocket expenses (including postage) incurred in connection with the periodic mailing of shareholder account statements on a basis no more frequently than once per month shall be borne by Lindner Management and not reimbursed by the Trust.

         3. Term; Termination. This Agreement shall become effective with respect to the Fund on the date hereof and shall remain in full force until the second anniversary of the effective date set forth in Section 1 above, unless sooner terminated as hereinafter provided. This Agreement shall continue in force from year to year thereafter with respect to the Fund, but only as long as such continuance is specifically approved for the Fund at least annually in the manner required by the 1940 Act and the rules and regulations thereunder; provided, however, that if the continuation of this Agreement is not approved for the Fund, Lindner Management may continue to serve in such capacity for the Fund in the manner and to the extent permitted by the 1940 Act and the rules and regulations thereunder.

         This Agreement shall automatically terminate in the event of its assignment by Lindner Management, and may be terminated by the Board of Trustees of the Trust, by vote of a majority of the outstanding voting securities of the Trust, or by Lindner Management, at any time without cause and without the payment of any penalty on sixty (60) days' written notice by one party to the other party. This Agreement may also be terminated immediately, upon delivery of notice of termination and without the payment of any penalty, by the Trust in the event that the Board of Trustees determines that Cause for termination exists. The term "Cause" shall include, without limitation, (i) a material breach of this Agreement or other action or omission by Lindner Management which has or is likely to have a material and imminent adverse effect on the Fund or its shareholders, (ii) any other breach of this Agreement by Lindner Management which is not cured within twenty (20) business days after written notice of such breach from the Board, (iii) the insolvency or the filing of bankruptcy or reorganization proceedings by or against Lindner Management, or (iv) the conviction of Lindner Management or any director or executive officer of Lindner Management of a felony. The terms "assignment" and "majority of the outstanding voting securities" have the meanings set forth in the 1940 Act and the rules and regulations thereunder. Termination of this Agreement shall not affect the right of Lindner Management to receive payments on any unpaid balance of the compensation described in Section 2 earned prior to the effective date of such termination.

         4. Specific Provisions Concerning Lindner Management Acting as Transfer Agent.

         (a) Recording of Shares. Lindner Management, as Transfer Agent, is authorized, empowered and directed to record shares of beneficial interest of the Fund, including shares of original issue, in such names and for such number of shares as shall be directed by the Trust. The recording of ownership of shares of the Fund may be integrated with Lindner Management's accounting and record keeping systems in any manner deemed appropriate by Lindner Management, provided that any such system shall be capable of accurate and timely recording of ownership of Fund shares; and provided further that notwithstanding such integration, each listing of ownership of Fund shares so recorded pursuant to any integrated system shall constitute a register of ownership of Fund shares. Upon receipt of a purchase order for the purchase of shares and sufficient information to enable Lindner Management to establish a shareholder account, and after confirmation of receipt or crediting of monies for the order from the custodian of the Fund's assets, Lindner Management shall issue and credit the account of the shareholder with shares in the manner described in the Fund's then current Prospectus. Upon receipt of a redemption order, Lindner Management shall redeem the number of shares indicated thereon from the redeeming shareholders account and receive from the custodian and disburse to the redeeming shareholder the redemption proceeds therefor, or arrange for direct payment of redemption proceeds to such shareholder by the custodian, in accordance with such procedures and controls as are mutually agreed upon from time to time by and among the Trust, Lindner Management and the custodian.

         (b)     Refusal or Delay of Transfers; Guaranties; Proof Of Ownership:
Particular Action or Instructions. Lindner Management as Transfer Agent may refuse or delay to record an issuance or redemption of shares unless and until it shall have been satisfied in its sole discretion that the requested issuance or redemption is authorized, in which case it may require such evidence and/or guaranty as shall be satisfactory to it until it shall have been satisfied in its discretion as to the power, authority and capacity of any person whose act may be relied upon to effect the issuance or redemption requested. Lindner Management shall incur no liability for the refusal in good faith to record an issuance or redemption which it, in its judgment, deems improper or unauthorized.

         Lindner Management as Transfer Agent is authorized to take or suffer any action in accordance with instructions in writing signed by an officer of the Trust in recording shares, notwithstanding any irregularity or lack of power, authority or capacity of some party to the transaction, and without any further inquiry concerning or examination into any facts, acts or instruments. Lindner Management as Transfer Agent, upon receipt of instructions in writing from an officer of the Trust, will address and mail to the shareholders such notices, proxy material, financial statements, and other printed matter as the Trust may desire to send. Lindner Management as Transfer Agent shall make available to the Trust, and to such persons responsible for administration of Trust affairs as the Trust may designate, computerized access to the current list of the registered holders of shares as shown by the Transfer Agent's records.

         In case of any demand upon Lindner Management for inspection of the records of ownership of shares of the Trust, Lindner Management shall endeavor to notify the Trust and to secure instructions from an officer of the Trust to permit or to refuse to permit such inspection. In the absence of instructions to the contrary, Lindner Management will be authorized to exhibit such records to any duly accredited representative of any Federal or State governmental authority upon request of such representative, or pursuant to order of a court. Lindner Management reserves the right, however, to exhibit such records to any person in case it is advised by its legal counsel that it may be held liable for the failure to exhibit such records to such person.

         5. Specific Provisions Concerning Lindner Management Acting as Dividend Disbursing Agent. Lindner Management will act as Dividend Disbursing Agent for the Fund. As Dividend Disbursing Agent it will, as agent for each shareholder, reinvest all dividends and distributions for the shareholder in additional full and fractional shares of the Fund, or, if a proper election has been filed by the shareholder, shall distribute such distributions and dividends, on the date upon which the dividend or distribution is to be paid, and of the record date as of which the list is to be taken of persons entitled to receive such dividend or distribution. The Trust shall cause to be deposited with Lindner Management prior to 12:00 Noon, Central Time, on the day on which the dividend or distribution is to be paid the amount of money necessary for the payment of such dividend or distribution, without which deposit Lindner Management will not be under any obligation to distribute such dividend or distribution.

         Dividend checks shall be of a form and size compatible for use on the mechanical equipment of Lindner Management. A sufficient supply of such checks must be in the possession of Lindner Management on the record date. Any portion of monies deposited with Lindner Management for the payment of a dividend or distribution, which shall remain unclaimed by the person or persons entitled thereto at the end of three years from the payment date of such dividend or distribution, shall be returned to the Trust, to be held by the Trust for the same purpose as if held by Lindner Management, and thereafter any person entitled to payment out of said Trust shall look only to the Trust for payment thereof, although such person say have in his possession the dividend check drawn by Lindner Management as Transfer Agent and Dividend Disbursing Agent for the amount payable. If a shareholder shall report to Lindner Management that any such check so mailed has been lost, stolen or destroyed and that he has not received the proceeds thereof and if the check has not been paid, then, upon execution of an indemnity agreement in form satisfactory to Lindner Management and the Trust, Lindner Management may stop payment upon such check and may issue and deliver to such shareholder a new check for like amount. Such indemnity agreement may be in the form of an endorsement upon the new check. Lindner Management may defer the issue of the new check for a period of 30 days or more. Lindner Management shall prepare and file with the Internal Revenue Service and other appropriate taxing authorities, and address and mail to shareholders or their authorized representatives such returns and information relating to dividends and distributions paid by the Trust as are required to be so prepared, filed and mailed by applicable laws, rules and regulations, or such substitute form of notice as may from time to time be permitted or required by the Internal Revenue Service or other appropriate taxing authorities. On behalf of the Trust, Lindner Management shall pay on a timely basis to the appropriate Federal authorities any taxes required by applicable Federal tax laws to be withheld by the Trust on dividends and distributions paid by the Trust.

         6. Limitation of Trust Liability. The Declaration of Trust establishing Lindner Investments, dated July 19, 1993, a copy of which, together with all amendments thereto (the "Declaration"), is on file in the office of the Secretary of the Commonwealth of Massachusetts, provides that the name "Lindner Investments" refers to the Trustees under the Declaration collectively as Trustees, but not as individuals or personally; and no Trustee, shareholder, officer, employee or agent of Lindner Investments, shall be held to any personal liability, nor shall result be had to their private property for the satisfaction of any obligation or claim or otherwise in connection with the affairs of said Lindner Investments, but the Trust Estate only shall be liable.

         7. General. Lindner Management shall be protected in acting upon any paper or document believed by it to be genuine and to have been signed by the proper person or persons and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Trust. Lindner Management represents that it has and is currently registered as a transfer agent with the Commission and has complied with the regulations of the appropriate federal agency for registered transfer agents. Lindner Management agrees that it will continue to be registered as a transfer agent with the appropriate federal agency for the duration of this Agreement.

         Unless otherwise expressly limited by the resolution of appointment or by subsequent Trust action, the appointment of Lindner Management as Transfer Agent and Dividend Disbursing Agent will be construed to cover an unlimited amount of authorized shares of the Fund, provided that Lindner Management shall not register or record any shares of the Fund in excess of the number of shares which the Trust may hereafter designate in writing. Lindner Management shall maintain records for the Fund showing for each shareholder's account such historical information and shareholder data as may be requested by the Trust. Lindner Management shall furnish the Trust state by state registration reports, such periodic and special reports as the Trust may reasonably request, and such other information, including shareholder lists and statistical information concerning accounts, as may be agreed upon from time to time between the Trust and Lindner Management. Any such records required to be maintained by Rule 3la-1 under the 1940 Act shall be preserved for the periods prescribed in Rule 3la-2. Records may be inspected by the Trust at reasonable times. Records and documents shall be retained six years from the year of creation, during the first two of which such documents will be in readily accessible form. At the end of the six year period, such records and documents will either be turned over to the Trust or destroyed, in accordance with the Trusts authorization.

         In the event of equipment failures beyond Lindner Management's control, Lindner Management shall, at no additional expense to the Trust, take reasonable steps to minimize service interruptions but shall have no liability with respect thereto. Lindner Management shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provision for emergency use of electronic data processing equipment to the extent appropriate equipment is available. Lindner Management warrants that all software code owned by or under its control, used in the performance of its obligations under this agreement, will be Year 2000 compliant. For purposes of this paragraph, "Year 2000 Compliant" means that the software will continue to operate beyond December 31, 1999, without creating any logical or mathematical inconsistencies concerning any date after December 31, 1999, and without decreasing the functionality of the system applicable to dates prior to January 1, 2000, including, but not limited to, making changes to (a) date and data century recognition; (b) calculations which accommodate same-century and multi-century formulas and date values; and (c) input/output of date values which reflect century dates. All changes described in this paragraph will be made at no additional cost to the Fund.

         At any time Lindner Management may apply to any officer of the Trust for instructions, and may consult with legal counsel for the Trust or its own legal counsel, at the expense of the Trust, in respect of any matter arising in connection with the agency, and it shall not be liable for any action taken or not taken or suffered by it in good faith in accordance with such instructions or with the opinion of counsel. However, nothing in this paragraph shall be construed as imposing upon Lindner Management any obligation
(i) to seek such directions or advice, or (ii) to act in accordance with such directions or advice when received, unless, under the terms of another provision of this Agreement, the same is a condition to Lindner Management's properly taking or omitting to take such action. The Trust will hold Lindner Management harmless against the claim or demand of any person as a result of action taken or not taken upon instructions from the Trust.

         This Agreement shall be governed by the laws of the State of Michigan, without reference to principles of conflicts of law.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed.

LINDNER INVESTMENTS                 LINDNER ASSET MANAGEMENT, INC.

By: /S/ DOUG T. VALASSIS            By: /S/ ERIC E. RYBACK
    Doug T. Valassis, Chairman          Eric E. Ryback, President